CHINA BROADBAND CORP.
Head Office: 1002, Building C, Huiyuan Apartment Asia Game Village, Beijing China 100101 (86) 10-6499-1255	Investor Relations: 1980, 440 - 2 Avenue S.W. Calgary, Alberta Canada T2P 5E9 (403) 234-8885

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 18, 2003

To the Shareholders of China Broadband Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of China Broadband Corp., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, on Friday, June 13, 2003, at the offices of China Broadband Corp., 1980-440-2nd Avenue SW, Calgary, Alberta, T2P 5E9, for the following purposes:

a)	To elect a four member Board of Directors to serve until the next Annual Meeting of Shareholders of the Company and until their successors are duly elected and qualified;
b)	To ratify the Board of Directors' selection of auditors, Deloitte & Touche LLP for the 2003 fiscal year;

In accordance with the provisions of the Company's By-laws, the Board of Directors has fixed the close of business, Calgary, Alberta time, on Friday, April 18, 2003 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Dated: April 18, 2003	By Order of the Board of Directors, /s/ Matthew Heysel Matthew Heysel, Chairman & Chief Executive Officer

SHAREHOLDERS ARE URGED TO FILL IN, DATE, SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

It is desirable that as many shareholders as possible be represented, in person or by proxy, at the Annual Meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

CHINA BROADBAND CORP.
Head Office: 1002, Building C, Huiyuan Apartment Asia Game Village, Beijing China 100101 (86) 10-6499-1255	Investor Relations: 1980, 440 - 2 Avenue S.W. Calgary, Alberta Canada T2P 5E9 (403) 234-8885

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 18, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of China Broadband Corp. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held on June 13, 2003, and at any adjournment thereof (the "Annual Meeting"). Further, solicitation of proxies may be made personally, or by telephone or telegraph, by officers, directors and consultants of the Company, who will receive no additional compensation. The cost of soliciting proxies will be borne by the Company which may enlist the assistance, and reimburse the reasonable expenses, of banks and brokerage houses in the additional solicitation of proxies and proxy authorizations, particularly from their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses.

All shares represented at the Annual Meeting by proxies will be voted provided that such proxies are properly signed and dated. In cases where a choice is indicated, the shares represented will be voted in accordance with the specifications so made. In cases where no specifications are made, the shares represented will be voted FOR the election as directors of the nominees listed below and FOR the ratification of the Board of Directors' selection of auditors.

Any shareholder executing and returning a proxy has the power to revoke such proxy at any time prior to the voting thereof by: (a) written notice to the Secretary of the Company at the Company's Calgary office delivered prior to the commencement of the Annual Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Annual Meeting.

A copy of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2002 (the "2002 Fiscal Year"), including financial statements, is being mailed concurrently herewith (on or about April 30, 2003) to all shareholders of record at the close of business, Calgary, Alberta time, on April 18, 2003. The Annual Report does not constitute a part of the proxy solicitation material for the Annual Meeting.

VOTING SECURITIES

Only shareholders of record at the close of business, Calgary, Alberta time, on April 18, 2003 are entitled to vote at the Annual Meeting. The total number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, issued, outstanding and entitled to be voted on the record date was 22,513,801 shares. Each of such shares of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. The holders of a majority of the outstanding votes (11,256,902 shares) shall constitute a quorum, which is necessary for the transaction of business at the Annual Meeting. In accordance with the Company's Articles of Incorporation and By-laws, and applicable law, the election of directors shall be by a plurality of the votes cast and the ratification of the Board of Directors' selection of auditors shall be by a majority of the votes cast.

Shares Held By Directors and Named Executive Officers

The following table sets forth information concerning the beneficial ownership of our outstanding common stock as of April 18, 2003 for:

-	each of our directors and executive officers individually;
-	each person or group that we know owns beneficially more than 5% of our common stock; and
-	all directors and executive officers as a group.

Rule 13d-3 under the Securities Exchange Act defines the term, "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 22,513,801 shares of common stock outstanding as of April 18, 2003, together with applicable options for that shareholder. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

Voting by Directors and Executive Officers

It is anticipated that the directors and the named executive officers of the Company will vote FOR the election as directors of the nominees listed below and FOR the ratification of the Board of Directors' selection of auditors. Such directors and executive officers, and their affiliates, hold 21.56% of the votes entitled to be cast at the Annual Meeting.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(1)

Officers and Directors
Matthew Heysel 963 Pacific Heights Tower Apartments, Oriental Plaza #1 East Chang An Avenue Dong Cheng District Beijing, China, 100738	1,976,500 (2)	8.78% (2)

Daming Yang #4, Mou Gate 25 Baiwanzhuang Xicheng District Beijing, China, 100037 China	2,623,750 (3)	11.30% (3)

Thomas Milne 2311 Erlton Place SW Calgary, AB, Canada, T2S 2Z3	250,200 (4)	1.10% (4)

Danai Suksiri 1863 Crater Lake Avenue Milpitas, CA, USA, 95035	167,666 (5)	0.74% (5)

Richard Lam 4 Ayrmont Lane Aberdeen, NJ, USA, 07747	83,333 (6)	0.37% (6)

Officers and Directors as a Group	5,101,449 (7)	21.56% (7)

5% Shareholders
Wei Yang Room 837, China Merchant Building Shenzhen, Guong Dong, China 518067	2,090,416 (8)	9.22% (8)

Kai Yang 1002, Building C, Huiyuan Apart. Asia Game Village Beijing, China, 100101	2,018,083 (9)	8.95% (9)

(1)	Based on 22,513,801 issued and outstanding shares of common stock at April 18, 2003.
(2)

Includes 1,976,500 shares of common stock of which 1,171,000 shares are owned by Big Sky Holdings, a company over which Mr. Heysel has control, 774,883 shares are owned by MH Financial Management Ltd., a company over which Mr. Heysel has control and 30,617 shares which Mr. Heysel owns directly.

(3)	Includes 1,923,750 shares of common stock and options exercisable within 60 days of April 18, 2003 to acquire 700,000 shares of common stock.
(4)

Includes 50,200 shares of common stock of which 10,000 shares are owned by Precise Details, Inc., a company over which Mr. Milne has control, 35,200 shares owned directly by Mr. Milne and 5,000 shares owned by Mr. Milne indirectly through his spouse; and options exercisable within 60 days of April 18, 2003 to acquire 200,000 shares of common stock.

(5)	Includes 1,000 shares of common stock and options exercisable within 60 days of April 18, 2003 to acquire 166,666 shares of common stock.
(6)	Consists of 83,333 shares of common stock acquirable upon exercise of options within 60 days of April 18, 2003.
(7)	Includes 3,951,450 shares of common stock and options exercisable within 60 days of April 18, 2003 to acquire 1,149,999 shares of common stock.
(8)	Includes 1,923,750 shares of common stock and options exercisable within 60 days of April 18, 2003 to acquire 166,666 shares of common stock.
(9)	Includes 1,984,750 shares of common stock and options exercisable within 60 days of April 18, 2003 to acquire 33,333 shares of common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Four directors are to be elected at the meeting. The individuals named in the enclosed form of proxy will vote, if so authorized, FOR the persons named below as directors of the Company, each of whom has served as a director of the Company for the periods so indicated. Each such person is to be elected to hold office until the next succeeding Annual Meeting of Shareholders or until his successor is duly elected and qualified. Management of the Company is not aware of any reason why any of the nominees will not be able to serve. If a nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may, in their sole discretion, vote FOR such substitute nominee the present Board of Directors may recommend.

Nominees for election to serve as directors for the coming year:

Matthew Heysel - Chairman of the Board, Chief Executive Officer, age 46

Mr. Heysel has served as Chairman of the Board of Directors and Chief Executive Officer of China Broadband Corp. from April 14, 2000 to the present. He also serves as the Chairman of both Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd. and has held these positions since January of 2000 and October 2001, respectively. Mr. Heysel is also a director of Big Sky Canada's joint venture, Sichuan Huayu Big Sky Network Ltd., and has been a board member since its formation in July 2000. Previously, he served as an Investment Banker at Yorkton Securities, a Canadian independent securities firm, where he was responsible for corporate finance in the oil and gas sector from April 1997 through April 1999. From 1987 to 1997, Mr. Heysel was with Sproule Associates Limited, an independent economic evaluator of oil and natural gas reserves. During his tenure with Sproule, Mr. Heysel held the positions of Petroleum Engineer and Associate, Engineering Manager and Senior Associate and Manager - International Projects and Senior Associate. Mr. Heysel also serves as a director of Gastar Exploration Ltd. and Consolidated Agarwhall Resources Ltd.

Daming Yang - Director and President, age 45

Mr. Yang has served on our Board of Directors and as our President since April 14, 2000. He has also served as the President and a member of the board of directors of both Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd. and has held these positions since May of 1999 and October 2001, respectively. Mr. Yang has also been a director of Sichuan Huayu Big Sky Network Ltd., since July 2000. From 1995 through 1998, Mr. Yang served as Vice President and then President of Tongli Energy Technical Service Co. Ltd., an importer of high-technology equipment to China where he was responsible for the day to day administration of the company and managed a staff of six. From 1989 to 1993, Mr. Yang was with Tri-City Survey Limited as a GIS Engineer. Mr. Yang holds a Masters Degree in Aerial Photography and Remote Sensing from the Netherlands International Institute for Aerospace Survey and Earth Sciences.

Thomas Milne - Director and Chief Financial Officer, age 56

Mr. Milne has served on our Board of Directors and as Vice President of Finance and Chief Financial Officer since April 14, 2000. He has also served as the Chief Financial Officer of Big Sky Network Canada Ltd., our subsidiary, since May of 1999. Since September 2002, Mr. Milne has been the Regional Advisory Services Partner for Meyers Norris Penny LLP, a chartered accountancy and business advisory firm located in Calgary, Alberta. Prior to that, Mr. Milne was employed by China Broadband on a full-time basis. From 1985 through 1997, Mr. Milne was Vice President and Treasurer of NOVA Corporation, and director of NOVA Finance International. He was the Vice President, Finance and Chief Financial Officer of Arakis Energy, which was acquired by Talisman Energy Corp., from September, 1997 to October, 1998, an oil and gas company traded on the NASDAQ. Since March 1998, Mr. Milne has served as Chief Executive Officer of Precise Details, Inc., a consulting, investment management, real estate and automotive services company. Mr. Milne currently serves on the board of directors of Longview Petroleum Limited. Mr. Milne also currently serves as Director and the Chief Financial Officer for M3 Energy Ltd, a junior oil and gas company, and as a director of NoMatterWare Inc., an application service provider. Mr. Milne is also a director of The Alberta Performing Arts Stabilization Fund and the Investment Committee of the University of Calgary Pension and Endowment Funds.

Danai Suksiri - Director, age 45

Mr. Suksiri was appointed as a board member on June 14, 2002 after having served as a member of our Advisory Board for two years.  He is currently an independent consultant in Voice Over Internet Protocol (VOIP), wireless and VOD markets.  From 1993 to 2002, Mr. Suksiri was with Cisco Systems, Inc. and held various positions during his tenure including Major Account Manager, Telecom Regulatory Manager/APEC, MERCOSUR and Business Development Manager, AsiaPac and Latin America.  As the Business Development Manager, AsiaPac and Latin America, he developed data and VOIP cable broadband markets that resulted in $90 million in revenues.  As well, he was involved in venture capital funding, marketing and deployment strategies and helped launch the first successful cable broadband deployment in the Americas.  Prior to Cisco Systems, Inc., Mr. Suksiri held various Engineering positions with Sjoberg Industries, Convergent Technologies/Unisys, Rolm Systems/IBM and Intel Corporation. Mr. Suksiri obtained a Bachelor of Science in Industrial and Manufacturing Engineering from California Polytechnic University in 1980 and in 1993, he obtained a Masters in Science in Engineering from San Jose State University. He was also granted a patent disclosure award from IBM.

Votes Required

The directors will be elected by plurality of the votes of shares present and entitled to vote. Accordingly, the nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and accordingly, will have not effect on the outcome of election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ABOVE-LISTED NOMINEES FOR ELECTION AS DIRECTORS.

Board Committees and Attendance Records

Board Committees

On February 2, 2001, our board of directors established an Audit Committee and a Human Resources and Compensation Committee. On December 14, 2001, due to independent board members resigning, the Audit Committee was unable to meet the requirements of it's charter so the board of directors assumed the role of the Audit Committee until such time as there are three independent directors on the board. As well, due to the resignations, the Human Resources and Compensation Committee was left with only two members both of which were also executive officers. The board of directors assumed the role of the Human Resources and Compensation Committee until such time as there are three independent directors on the board. As of the date of this annual report, we have one independent director.

The board of directors acting as the Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. The Audit Committee is responsible for reviewing our financial reporting procedures and internal controls, the scope of annual and any special audit examinations carried out by our auditors, the performance of our auditors, systems and controls established to comply with financial regulatory requirements and our annual financial statements before they are reviewed and approved by our board of directors. The Audit Committee adopted, and the board of directors approved, an Audit Committee Charter, consistent with SEC policy, outlining its policy and procedures for the exercise of its oversight responsibilities on March 27, 2001.

The board of directors acting as the Human Resources and Compensation Committee reviews and recommends to the board of directors the compensation and benefits of all our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. None of our executive officers served as a director, executive officer or member of a compensation committee of another entity of which one of its executive officers served on our Human Resources and Compensation Committee. Except as described in "Certain Relationships and Related Transactions", no interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

In the past, our board of directors has negotiated all executive salaries of our employees, including our Chief Executive Officer. Directors do not participate in approving or authorizing their own salaries as executive officers. Compensation for our Chief Executive Officer was determined by the board after considering his efforts in assisting in the development of our business strategy, the salaries of executives in similar positions, the development and implementation of Chengdu Technology Services, and our general financial condition. Our board of directors believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

Board and Committee Meetings

During 2002, the board of directors met four times including participants by telephone. All directors attended the board meetings. Our board of directors also approved five additional corporate matters during 2002 through unanimous written consents. As our board of directors is acting as both our Audit Committee and Human Resources and Compensation Committee until such time as we have three independent directors, all matters generally addressed by these committees are incorporated into regular board meetings.

Report of the Audit Committee

The Audit Committee of China Broadband Corp. was formed on February 2, 2001 and its written charter was adopted by the Board of Directors ("Board") on March 27, 2001. In accordance with this written charter, the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of China Broadband Corp. Due to independent board members resigning, the board of directors has assumed the role of the Audit Committee until such time as there are three independent directors on the board. The Board of Directors did review the audited financial statements of China Broadband Corp. as of and for the year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of China Broadband Corp.'s financial statements and the independent auditors have the responsibility for the examination of those statements.

In discharging its oversight responsibility as to the audit process, the Board of Directors acting as the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Board of Directors acting as the Committee also discussed with management and the independent auditors the quality and adequacy of China Broadband Corp.'s internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Board of Directors acting as the Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Board of Directors acting as the Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Board of Directors acting as the Committee also discussed the results of the internal audit examinations.

Based on the above-mentioned review and discussions with management and the independent auditors, the Board of Directors approved that China Broadband Corp.'s audited financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Board of Directors also approved the reappointment, subject to shareholder approval, of the independent auditors.

Matthew Heysel, Chairman, Chief Financial Officer and Director
Daming Yang, President and Director
Thomas Milne, Chief Financial Officer and Director
Danai Suksiri, Director

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to China Broadband Corp. for the fiscal year ended December 31, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP:

Audit Fees	$97,576
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$892
$98,468
    Includes fees for tax consulting, permitted internal audit outsourcing and other non-audit services.
    The Board of Directors acting as the Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

Report of the Human Resources and Compensation Committee

Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of Compensation Committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations.

Formation

The Company's Human Resources and Compensation Committee (HRCC) was formed on February 2, 2001 and its mandate is to assist the Board in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the employees and consultants of the Company, including: (i) the review and approval of the Company's compensation philosophy; (ii) the review and approval of compensation programs, plans and awards; (iii) administration of the Company's short and long-term incentive plans and other stock or stock-based plans, and; (iv) to issue an annual report on executive compensation for inclusion in the Company's proxy statement. On December 14, 2001, due to independent board members resigning, the Human Resources and Compensation Committee was left with only two members both of which were also executive officers. The board of directors assumed the role of the Human Resources and Compensation Committee until such time as there are three independent directors on the board.

Insider Participation and Interlocks

While the Company has had transactions with companies and firms with which certain members of the HRCC are, or at some point during fiscal year 2002 were, affiliated as an officer and/or director, there are no such relationships in which members of the committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the HRCC.

Director and Executive Compensation

The existing executive compensation agreements with Matthew Heysel and Daming Yang expire as of April 30, 2003. The Board of Directors shall is reviewing executive compensation and it is expected that these officers will continue to provide their services under the same terms of these expired contracts on a month to month basis after these contracts expire until such time as financing can be secured. For information regarding current agreements in place, please see "Employment Contracts with Named Executive Officers".

During 2002, the board of directors acting as the HRCC cancelled and re-issued the following options held by directors and executive officers:

-

On April 13, 2000, Mr. Thomas Milne was granted options to acquire 100,000 common shares with an exercise price of $1.00. On November 13, 2001, he was granted further options to acquire 150,000 common shares with an exercise price of $0.82 and on April 10, 2002, he was granted options to acquire 350,000 common shares with an exercise price of $0.25. On July 23, 2002, Mr. Milne surrendered all these options to China Broadband. On October 21, 2002, the board of directors cancelled these options to acquire 600,000 common shares and issued Mr. Milne new options to acquire 600,000 common shares with an exercise price of $0.05.

-

On April 13, 2000, Mr. Daming Yang was granted options to acquire 500,000 common shares with an exercise price of $1.00. On November 13, 2001, he was granted further options to acquire 50,000 common shares with an exercise price of $0.82 and on April 10, 2002, he was granted options to acquire 1,000,000 common shares with an exercise price of $0.25. On July 23, 2002, Mr. Yang surrendered all of these options to China Broadband. On October 21, 2002, the board of directors cancelled these options to acquire 1,550,000 common shares and issued Mr. Yang new options to acquire 2,100,000 common shares with an exercise price of $0.05.

-

On November 1, 2000, Mr. Richard Lam was granted options to acquire 100,000 common shares of China Broadband Corp. On January 8, 2002, he surrendered all of these options to China Broadband which were subsequently cancelled by our board of directors on January 26, 2002. On April 10, 2002, he was granted new options to acquire 150,000 common shares with an exercise price of $0.25.

On November 13, 2001, Mr. Richard Lam was granted options to acquire 100,000 common shares with an exercise price of $0.82. On July 23, 2002, Mr. Lam surrendered all of his outstanding options to China Broadband. On October 21, 2002, the board of directors cancelled these options to acquire 250,000 common shares and issued Mr. Lam new options to acquire 250,000 common shares with an exercise price of $0.05.

In each of the above cases, the board of directors determined that it was in the best interest of the Company to permit the cancellation of the options and to reissue options with a lower exercise price. Each time, the board of directors determined that the existing options no longer provided meaningful incentive to the option holders to remain in our employ and to maximize shareholder value. The board believed that the reissuance of new stock options with a lower exercise price for our existing stock options would once again provide incentive to these officers and directors to continue to provide services to us and to maximize shareholder value.

Matthew Heysel, Chairman, Chief Financial Officer and Director
Daming Yang, President and Director
Thomas Milne, Chief Financial Officer and Director
Danai Suksiri, Director

MANAGEMENT COMPENSATION

The following table sets forth the compensation paid to our Chief Executive Officer and four other most highly compensated executive officer for the years indicated. No other executive officer of China Broadband earned a salary and bonus for such fiscal year in excess of $100,000.

Summary Compensation Table
	Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position	Fiscal Year Ended (1)	Salary (US$)	Bonus (US$)	Other Annual Compen-sation (Shares)	Securities under Option/SAR Granted (#)	Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	All Other Compensa tion
Matthew Heysel, Chief Executive Officer	2002 2001 2000	72,956 (2) 115,000 75,000(3)	0 0 0	856,027 (2) 0 0	0 50,000(6) 550,000(6)	0 0 0	0 0 0	0 0 0
Daming Yang, President	2002 2001 2000	72,860 60,000 30,000(3)	0 0 0	0 0 0	3,100,000(7) 50,000(7) 550,000(7)	0 0 0	0 0 0	0 0 0
Thomas Milne, Chief Financial Officer	2002 2001 2000	29,426 (4) 96,000 60,000(3)	0 19,611 0	682,802(4) 0 0	950,000(8) 150,000(8) 250,000(8)	0 0 0	0 0 0	0 0 0
James Charuk	2000(5)	0(5)	0	0	0	0	0	0
(1)		December 31
(2)

During 2002, Mr. Heysel took a voluntary deferral in his salary. As of December 31, 2002, Mr. Heysel was owed $75,654 in salary which he has indicated he will convert to our common stock under the terms of the Alternative Compensation Plan. Under this plan, Mr. Heysel will receive 856,027 common shares upon conversion of his salary owing. As of the date of this report, Mr. Heysel has not converted his salary owing.

(3)		These monies represent consulting fees paid from March 1, 2000 through December 31, 2000 to the executive officers.
(4)

During 2002, Mr. Milne took a voluntary deferral in his salary. As of December 31, 2002, Mr. Milne was owed $60,443 in salary which he has indicated he will convert to our common stock under the terms of the Alternative Compensation Plan. Under this plan, Mr. Milne will receive 682,802 common shares upon conversion of his salary owing. As of the date of this report, Mr. Milne has not converted his salary owing.

(5)

Mr. Charuk served as the President and sole director of Institute for Counseling, Inc., the predecessor corporation to the company, from June 22, 1998 through March 1, 2000. No compensation was paid to any officer or director of China Broadband during this period.

(6)

Mr. Heysel surrendered 50,000 of these options to the company on December 12, 2001 and they were subsequently cancelled on December 14, 2001 by our board of directors. Mr. Heysel surrendered a further 550,000 of these options to the company on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors. Mr. Heysel currently holds no options.

(7)

Mr. Yang surrendered 50,000 of these options to the company and they were subsequently cancelled on December 14, 2001 by our board of directors. Mr. Yang surrendered a further 1,550,000 of these options to the company on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors. Mr. Yang currently holds 2,100,000 options.

(8)

Mr. Milne surrendered 150,000 of these options to the company on December 12, 2001 and they were subsequently cancelled on December 14, 2001 by our board of directors. Mr. Milne surrendered a further 600,000 of these options to the company on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors. Mr. Milne currently holds 600,000 options.

Under the terms of the Alternative Compensation Plan, the fair market value of the shares are to be the weighted average trading price for the last five trading days of the month in which compensation is earned, however, if no trading has taken place during the last five trading days, then the average of the bid and offer price for the last trading day, as posted on www.otcbb.com. The following table outlines the fair market value of the accrued shares issuable under the Alternative Compensation Plan. As of April 18, 2003, approximately $163,463 had accrued under this plan. Although the expense has been accrued, the related shares will not be issued until requested by the beneficiaries. No such request has been received by us as of April 18, 2003.

2002	Fair Market Value
January	$0.41
February	$0.33
March	$0.32
April	$0.19
May	$0.12
June	$0.06
July	$0.03
August	$0.04

Option Grants

On April 14, 2000, China Broadband Corp. granted options to officers, directors and consultants exercisable to acquire a total of 4,175,000 shares at $1.00 per share. We cancelled 50,000 options and issued 50,000 warrants with identical terms and conditions. On November 1, 2000, China Broadband Corp. granted options to officers, directors and consultants exercisable to acquire a total of 650,000 common shares at $7.50 per share. On February 2, 2001, China Broadband Corp. granted options to officers, directors and consultants exercisable to acquire a total of 550,000 shares at $7.50 per share. On June 29, 2001, we issued options to directors and a consultant exercisable to acquire 460,000 common shares at $1.00 per share. On November 13, 2001, China Broadband Corp. granted options to officers, directors and consultants exercisable to acquire a total of 1,200,000 shares at $0.82 per share. On December 14, 2001, China Broadband Corp. cancelled 300,000 surrendered options which were returned to the option pool. On January 26, 2002, China Broadband Corp. cancelled 800,000 surrendered options which were returned to the option pool and issued options to directors to acquire a total of 300,000 shares at $0.50 per share. On April 10, 2002, China Broadband Corp. granted options to officers, directors and consultants exercisable to acquire a total of 2,375,000 shares at $0.25 per share. On June 14, 2002, China Broadband Corp. granted options to a director exercisable to acquire a total of 500,000 shares at $0.25 per share. On August 27, 2002, China Broadband Corp. granted options to a consultant exercisable to acquire a total of 200,000 shares at $0.05 per share. On October 21, 2002, China Broadband Corp. cancelled 5,235,000 options which had been surrendered to the Company by officers, directors and consultants. At the same meeting, the board of directors granted options to officers, directors and consultants exercisable to acquire a total of 5,235,000 shares at $0.05 per share.

The following table sets forth information regarding stock option grants to our officers and directors as of April 18, 2003:
Individual Grants	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted (1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	5% ($)	10% ($)
Daming Yang	2,100,000	30.8	$0.05	October 21, 2007	29,010	64,104
Thomas Milne	600,000	8.8	$0.05	October 21, 2007	8,288	18,315
Danai Suksiri	500,000	7.3	$0.05	October 21, 2007	6,907	15,263
Richard Wing Kit Lam	250,000	3.7	$0.05	October 21, 2007	3,454	7,631

(1)	Based on options exercisable to acquire a total 6,810,000 shares to executive officers, directors and employees.
(2)	The exercise price per share was equal to or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors.

The potential realizable value is calculated based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiry of the term of the option. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

-	multiplying the number of shares of common stock subject to a given option by the exercise price;
-	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option; and
-	subtracting from that result the aggregate option exercise price.

Option Exercises

None of the Named Executive Officers have exercised options to purchase shares of our common stock as of April 18, 2003.

The following table sets forth details of each exercise of stock options during the financial year ended December 31, 2002 by any of the Named Executive Officers, and the financial year-end value of unexercised options on an aggregate basis.

Aggregated Options Exercised
During the Financial Year Ended December 31, 2002
and Financial Year-End Option Values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options At FY-End (#) Exercisable(2)/ Unexercisable	Value of Unexercised in the Money-Options at FY-End ($) Exercisable/ Unexercisable (1)
Matthew Heysel (3)	Nil	Nil	0 (exercisable) 0 (unexercisable)	$0 (exercisable) $0 (unexercisable)
Daming Yang	Nil	Nil	700,000 (exercisable) 1,400,000 (unexercisable)	$0 (exercisable) $0 (unexercisable)
Thomas Milne	Nil	Nil	200,000 (exercisable) 400,000 (unexercisable)	$0 (exercisable) $0 (unexercisable)
Danai Suksiri	Nil	Nil	166,666(exercisable) 333,334(unexercisable)	$0 (exercisable) $0 (unexercisable)
Richard Lam	Nil	Nil	83,333 (exercisable) 166,667 (unexercisable)	$0 (exercisable) $0 (unexercisable)

(1)	Based on NASD OTCBB closing price of $0.04 on December 31, 2002.
(2)	Includes Options to purchase common shares within 60 days after December 31, 2002.
(3)	Mr. Heysel did not exercise any options during 2002 and surrendered all his outstanding options to the company on July 23, 2002 for cancellation.

Director Compensation

We do not currently pay any cash compensation to directors for serving on our board, but we do reimburse directors for out-of-pocket expenses for attending board and committee meetings. Our independent directors receive stock options to purchase shares of our common stock as compensation for their service as directors. The terms of stock option grants made to independent directors are determined by the board of directors. See "Option Grants". We do not provide additional compensation for committee participation or special assignments of the board of directors.

Employment Contracts with Named Executive Officers

We either directly or through our subsidiaries, have entered into consulting agreements with key individuals, including our executive officers, who perform services for us, as specified in the agreements. We use a standard form of consulting agreement, which defines terms of the agreement, services to be performed, compensation and benefits, confidentiality and individual specific benefits based on the requirements of the position. The following contracts will expire shortly. The board of directors has elected to continue to operate under the terms of these contracts on a month to month basis after these contracts expire until such time as financing can be secured.

Mathew Heysel Consulting Agreement: Mathew Heysel provides services as our Chief Executive Officer on a full-time basis through his company, MH Financial Management under the a consulting agreement which expires April 30, 2003. We expect to renew Mr. Heysel's contract at the end of April under the same terms and conditions. MH Financial Management is paid at a rate of $500 per day to a minimum of $5,000 per month exclusive of travel expenses and Goods and Services Tax., for Mr. Heysel's services. The agreement contains non-compete provisions that restricts Mr. Heysel from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Heysel is no longer contracted by us for any reason. Should we terminate the consulting agreement, Mr. Heysel would be paid $60,000 at the time of termination. The agreement provides that in the event of a change of control, Mr. Heysel is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of the company. This amount is to be paid within 10 days of the transaction. Takeover of the company is defined as:

-

any change in the holding, either direct or indirect, of shares of the company, or any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, arrangement or other transaction, that results in a person who was, or a group of persons acting in concert who were, not previously in a position to exercise effective control of the Company in excess of the number that would entitle the holders thereof to cast twenty (25%) percent or more of the votes attaching to all shares of the Company, and

-

the exercise of such effective control to cause or result in the election or appointment of two or more directors of the Company, or of the successor to the Company, who were not previously directors of the Company.

Daming Yang Consulting Agreement: Daming Yang provides services as our President on a full-time basis under a consulting agreement which expires on April 30, 2003. We expect to renew Mr. Yang's contract at the end of April under the same terms and conditions. We pay a consulting fee in the annual amount of $60,000, subject to annual adjustments at the discretion of our board of directors, for Mr. Yang's services. The agreement contains non-compete provisions that restricts Mr. Yang from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Yang is no longer contracted by us for any reason. The agreement provides that in the event of a change of control, Mr. Yang is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of the company. This amount is to be paid within 10 days of the transaction. Takeover of the company is defined as:

-

any change in the holding, either direct or indirect, of shares of the company, or any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, arrangement or other transaction, that results in a person who was, or a group of persons acting in concert who were, not previously in a position to exercise effective control of the Company in excess of the number that would entitle the holders thereof to cast twenty (25%) percent or more of the votes attaching to all shares of the Company, and

-

the exercise of such effective control to cause or result in the election or appointment of two or more directors of the Company, or of the successor to the Company, who were not previously directors of the Company.

Thomas Milne Consulting Agreement: Thomas Milne provides services as our Chief Financial Officer on a part-time basis through his company, Precise Details Inc. Since August 2002, no compensation has been paid.

Richard Lam Consulting Agreement: Mr. Lam provides services as our Vice President, Engineering on a full-time basis. This agreement expires on September 30, 2003. We pay a consulting fee in the annual amount of $60,000, subject to annual adjustments at the discretion of our board of directors, for Mr. Lam's services. The agreement contains non-compete provisions that restricts Mr. Lam from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Lam is no longer contracted by us for any reason. The agreement has no change of control provisions.

CERTAIN TRANSACTIONS

On April 14, 2000, we entered into an exchange agreement, which called for the issuance of 13,500,000 shares of common stock to the shareholders of China Broadband (BVI) Corp., including certain of its officers, directors and 5% beneficial shareholders who then became our officers, directors and 5% beneficial shareholders. Under the terms of the exchange agreement, Brent Shaw, Michael Kang and James Charuk resigned as members of our board of directors and Matthew Heysel, Daming Yang and Thomas Milne were appointed as the members of our board of directors.

The following table outlines the names of the officers, directors and 5% beneficial shareholders of China Broadband (BVI) Corp. prior to the exchange agreement and reflects their holdings of China Broadband Corp. upon the closing of the transaction. The nature of each person's relationship to China Broadband (BVI) Corp. was continued with China Broadband Corp. For a current list of officers, directors and 5% beneficial shareholders see "Security Ownership of Certain Beneficial Owners and Management".

Name	China Broadband (BVI) Ownership Prior to Exchange		China Broadband Corp. Ownership After Exchange		Nature of Relationship to both entities
	Shares Held	Percentage	Shares Held	Percentage
Matthew Heysel	2,137,500	14.25%	1,923,750	12.8%	Chairman, Chief Executive Officer
Daming Yang	2,137,500	14.25%	1,923,750	12.8%	President and Director
Kai Yang	2,137,500	14.25%	1,923,750	12.8%	Beneficial shareholder and contractor
Wei Yang	2,137,500	14.25%	1,923,750	12.8%	Beneficial shareholder and contractor
Fevzi Ogelman	1,000,000	6.67%	900,000	6.0%	Beneficial shareholder
Qifeng Xue	900,000	6.0%	810,000	5.4%	Beneficial shareholder and contractor
Donghe Xue	900,000	6.0%	810,000	5.4%	Beneficial shareholder and contractor
Lu Wang	900,000	6.0%	810,000	5.4%	Beneficial shareholder
Thomas Milne	0	0%	0	0%	Director and Chief Financial Officer

On April 14, 2000, China Broadband Corp. granted options to officers, directors, employees and consultants to China Broadband Corp. exercisable to acquire a total of 4,175,000 shares at $1.00 per share. These options were fully vested and expire on April 14, 2005. At the time of this issuance, there was no market for our shares. We determined the fair market value of the stock to be equal to the price of a proposed private placement financing expected to close in May 2000 at $1.00 per share.

In May 2000, China Broadband issued 500,000 shares at $0.20 per share; 1,530,000 shares at $1.00 per share and 1,301,667 shares at $7.50 per share for gross proceeds of $11,392,503. Richard Hurwitz, a former director, purchased 50,000 shares at $0.20 per share and 50,000 shares at $1.00 per share in these offerings. In addition, Precise Details, Inc., a company over which Thomas Milne, our Chief Financial Officer and a director, has control, purchased 50,000 at $0.20 per share. Precise Details subsequently transferred 40,000 of these shares to sixteen members of Mr. Milne's family for estate planning purposes in a private transaction. 10,000 of these shares were transferred to Mr. Milne and 5,000 of these shares were gifted and transferred for no consideration to Mr. Milne's spouse.

We acquired SoftNet Systems Inc.'s 50% interest in Big Sky Canada by paying $2.5 million in cash, issuing a promissory note in the principal amount of $1.7 million and issuing SoftNet 1,133,000 shares of our common stock with a value of $7.50 per share, which represented approximately 5.82% of our issued and outstanding share capital as of July 25, 2001. See "Transactions with SoftNet". At the time of this transaction, SoftNet was at arm's length to us.

Ian Aaron, a former director, previously served as President of SoftNet Systems, Inc. (1994-1999).

Wei Yang, a major shareholder in China Broadband Corp. and Daming Yang's brother, serves on the board of directors of our subsidiaries Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd.

Kai Yang, a major shareholder in China Broadband Corp., is Daming Yang's brother.

On November 1, 2000, China Broadband Corp. granted options to officers, directors, consultants and employees exercisable to acquire 650,000 common shares at $7.50 per common share. These options are fully vested and expire on November 1, 2003. We determined the fair market value of the stock to be equal to the closing price of our common stock on the day of the grant. As such, the closing price of our stock on November 1, 2000 was $7.50.

On February 2, 2001, China Broadband Corp. granted options to officers, directors, consultants and employees exercisable to acquire 550,000 common shares at $7.50 per common share. These options vested immediately and expire on February 2, 2004. The price of the options was granted at $7.50 to align the interests of the optionees with those of the investors who invested in us in May 2000. These options were priced above market; the closing price of our stock on February 2, 2001 was $5.875.

On June 29, 2001, we granted options exercisable to acquire 460,000 common shares at $1.00 per share, to directors and a consultant. One third of the options vested immediately with the other two thirds vesting on the first and second anniversary of the grant date. These options expire June 29, 2004. We determined the fair market value of the options based on the closing price of our common stock on the day of grant. As such, the closing price of our stock on June 29, 2001 was $1.00.

On June 29, 2001, we entered into an Indemnity Agreement with Matthew Heysel. Under this agreement, we indemnified Mr. Heysel, our Chairman and Chief Executive Officer, against any and all damages, costs, liabilities, charges and expenses arising from the claim against Mr. Heysel and us which was subsequently discontinued.

On July 13, 2001, John Brooks, a director at the time, purchased 1,000 shares of common stock on the open market for $1.05 per share.

On July 31, 2001, Barry Mackie, our Chief Technology Officer at the time, purchased 1,000 shares of common stock on the open market for $1.00.

In transactions during 2001 and 2002, Thomas Milne, our Chief Financial Officer and a director, purchased 25,000 shares of common stock on the open market.

Date	# of Shares	Price	Date	# of Shares	Price
July 13, 2001	3,000	$1.05	July 27, 2001	500	$1.03
July 13, 2001	4,000	$1.10	July 27, 2001	500	$1.00
July 13, 2001	7,000	$1.15	September 4, 2001	500	$0.90
July 13, 2001	4,500	$1.18	December 20, 2001	2,000	$0.46
July 20, 2001	500	$1.05	February 22, 2002	2,000	$0.40
July 23, 2001	500	$1.00

In transactions during 2001 and 2002, Mr. Heysel, our Chairman and Chief Executive Officer, purchased a total of 52,500 shares of our common shares on the open market. 8,500 shares and 41,000 shares were purchased for the account of M.H. Financial Ltd. and Big Sky Holdings Ltd., respectively. Mr. Heysel is Chairman, an officer and a major shareholder of both companies.

Date	# of Shares	Price	Date	# of Shares	Price
July 6, 2001	500	$1.20	July 20, 2001	1,000	$1.00
July 10, 2001	500	$1.10	July 20, 2001	4,000	$1.05
July 11, 2001	5,000	$1.00	July 24, 2001	2,500	$1.03
July 13, 2001	1,000	$1.12	August 1, 2001	3,000	$1.026
July 13, 2001	1,000	$1.10	August 3, 2001	500	$1.02
July 13, 2001	2,000	$1.15	August 8, 2001	1,000	$0.90
July 13, 2001	3,000	$1.18	August 15, 2001	500	$0.90
July 16, 2001	3,000	$1.10	August 17, 2001	1,000	$0.90
July 16, 2001	1,500	$1.18	August 20, 2001	500	$0.90
July 16, 2001	500	$1.20	September 6, 2001	2,500	$0.85
July 17, 2001	2,000	$1.10	September 28, 2001	500	$0.55
July 17, 2001	1,000	$1.05	October 1-12, 2001	5,500	$0.82
July 17, 2001	2,500	$1.15	October 15 & 16, 2001	1,000	$0.82
July 18, 2001	1,000	$1.10	February 22, 2002	2,000	$0.30
July 19, 2001	2,500	$1.04

Effective February 13, 2002, Mr. Heysel transferred 1,130,000 common shares held in his name to Big Sky Holdings Inc., a company which Mr. Heysel owns 51%.

During the period ended June 30, 2001, our board of directors determined that it was in our best interest to establish a banking relationship and accounts in Hong Kong to fund our activities in Asia. We commenced discussions with the Hong Kong branch of Hong Kong Shanghai Bank Corporation in April 2001 and completed the documentation to establish an account as approved by our Board of Directors. We transferred $2,000,000 into an established personal account of our President, Daming Yang, in anticipation of depositing funds into the our HSBC - Hong Kong account. We had an oral agreement with Mr. Yang under which he was to hold the money us and transfer such funds after our HSBC account was opened, which was anticipated to take a few days. We had no formal or legal agreement with Mr. Yang related to the funds. The process of establishing the account, however, was repeatedly delayed by HSBC Hong Kong's request for information and certified copies of various corporate and other documents, in notarized form, including notarized copies of the passports of our officers and at least one independent director. We worked diligently with HSBC Hong Kong and its branch in Calgary to provide HSBC Hong Kong with the requested documentation and information.

During the interim period, Mr. Yang held the funds under the terms of an oral agreement with us, under which Mr. Yang agreed to pay expenses related to our operations in China on our behalf as instructed by our Chief Executive Officer and Chief Financial Officer. Mr. Yang paid expenses on our behalf when presented with invoices and instructions from our Chief Executive Officer and Chief Financial Officer. Mr. Yang paid office expenses and salary expenses as instructed by our Chief Executive Officer and Chief Financial Officer in accordance with the operating budget approved by our Board of Directors.

During the quarter ended June 30, 2001, Mr. Yang disbursed, from his account, on our behalf, $270,000 to pay for modems purchased for our Chengdu joint venture and $200,000 as a working capital contribution in Chengdu. We earned $8,893 in interest on the funds held by Mr. Yang, for our benefit.

Subsequent to the quarter ended June 30, 2001, Mr. Yang disbursed, from his account, on our behalf, $90,206 as an initial payment for the purchase of equipment, $355,000 for Beijing office expenses and $35,000 for salary expenses in China. A total of $5,882 of interest was earned on our funds held in Mr. Yang's account subsequent to June 30, 2001.

On September 10, 2001, HSBC Hong Kong established an account for the Company and the funds held by Mr. Yang, totaling $1,064,562.26, were transferred to our account on September 21, 2001. Mr. Yang received no benefit from holding the funds.

On November 13, 2001, we granted options exercisable to acquire 1,200,000 common shares at $0.82 per share, to officers, directors and consultants. One third of the options vested immediately with the other two thirds vesting on the first and second anniversary of the grant date. These options expire November 13, 2006. These options were granted with an exercise price of $0.82 which was above fair market value. On November 13, 2001, the closing price of our stock was $0.40.

On December 14, 2001, we cancelled 300,000 options, which had been surrendered to the Company and returned these options to the option pool for future issuance in connection with our stock option plan. The following persons surrendered their options:

Name	# of Options
Matthew Heysel	50,000
Daming Yang	50,000
Thomas Milne	150,000
Jodi Larmour	50,000

On January 26, 2002, we cancelled a further 800,000 options, which had been surrendered, and returned these options to the option pool for future issuance under our stock option plan. The following persons surrendered their options:

Name	# of Options
Rolland Long	100,000
Teddy Yung	200,000
Richard Lam	100,000
Qun Hu	100,000
Barry Mackie	300,000

On January 26, 2002, we granted options exercisable to acquire a total of 300,000 common shares at $0.50 per share, to two new directors, Richard Dugal (150,000) and Yves Mordacq (150,000). These options were granted with an exercise price that was above fair market value. On January 25, 2002, the closing price of our stock was $0.40. One third of the options vested immediately with the other two thirds vesting on the first and second anniversary of the grant date. These options expire January 26, 2007.

On January 28, 2002, we entered into a Fee Arrangement Agreement with Michael Morrison, our Nevada legal counsel, to exchange 42,124 common shares, at a price of $0.50 per share, for $21,062 of debt owed by us to Mr. Morrison.

Mr. Yves Mordacq, a former director, held the position of Portfolio Manager with Banque Transatlantique, one of our shareholders during his tenure as our director.

Big Sky Exploration (Ventures) Alberta Ltd., a company which Matthew Heysel, our Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer of, entered into a sub-lease with us for the use of office space on October 1, 2002, at a rate of CDN $5,000 per month should they obtain profitability. As of December 31, 2002, Big Sky Exploration (Ventures) Alberta Ltd. had not obtained profitability and owed CDN $15,000 in rent. We have taken an allowance reducing the receivable recorded to $0. We believe that they will become profitable and we will be able to collect the amounts owing.

Big Sky Exploration (Ventures) II Alberta Ltd., a company which Matthew Heysel, our Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer of, entered into a sub-lease with us for the use of office space on October 1, 2002, at a rate of CDN $5,000 per month should they obtain profitability. As of December 31, 2002, Big Sky Exploration (Ventures) II Alberta Ltd. had not obtained profitability and owed CDN $15,000 in rent. We have taken an allowance reducing the receivable recorded to $0. We believe that they will become profitable and we will be able to collect the amounts owing.

M3 Energy Corp., a company which Matthew Heysel, our Chairman and Chief Executive Officer, was a director of until May 2002 and which Mr. Thomas Milne, our Chief Financial Officer has been a director of since inception, sub-leased office space from us in 2002 from January thru June at a rate of CDN $1,500. In 2002 a total of CDN $9,000 was paid by M3 Energy to us for this office space.

Section 16(a) Beneficial Ownership Reporting Compliance

The following represents each person who did not file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year:

Name	Reporting Person	Form 3/# of transactions	Form 4/# of transactions	Form5/# of transactions
Matthew Heysel	Chairman and Chief Executive Officer	N/A	N/A	Late/1
Daming Yang	President	N/A	N/A	Late/1
Thomas Milne	Chief Financial Officer and Secretary	N/A	N/A	Late/1

Performance Graph

Set forth below is a graph comparing the cumulative total return to stockholders on the Company's common stock with the cumulative total return of the Nasdaq Composite Index for the period beginning on September 30, 2000 and the years ended on December 31, 2000, 2001 and 2002.

	September 30,	December 31,	December 31,	December 31,
	2000	2000	2001	2002
China Broadband Corp.	$100	$88.23	$5.88	$0.47
Nasdaq Composite Index	$100	$67.32	$53.15	$36.39

The total return on the common stock and the Nasdaq Composite Index assumes the value of the investment was $100 on September 30, 2000, and that all dividends were reinvested, although dividends have not been declared on the Company's common stock. Return information is historical and not necessarily indicative of future performance.

PROPOSAL 2 - RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF AUDITORS

Subject to shareholder ratification, the Board has selected Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2003, and until its successor is selected. Deloitte & Touche LLP has audited the Company's financial statements for the Company's fiscal year ended December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and accordingly they will have an opportunity to make a statement and be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE BOARD OF DIRECTORS' SELECTION OF AUDITORS

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter, which is to be presented for action at the Annual Meeting. If any matter other than those described above does properly come before the Annual Meeting, the individuals named in the enclosed Proxy will, unless indicated otherwise, vote the shares represented thereby in accordance with their best judgment.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

Upon the written request of any shareholder of the Company, as record or beneficial owner, the Company will provide to such shareholder a copy of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2002 including the financial statements and the schedules thereto, filed with the Securities and Exchange Commission. Any request should be directed to the Corporate Secretary, at the Company's Calgary office listed above. There will be no charge for the Form 10-KSB, unless one or more exhibits thereto are requested, in which event the Company's reasonable expenses of furnishing such exhibits may be charged.

FUTURE SHAREHOLDER PROPOSALS

From time to time, shareholders present proposals, which may be the proper subject for inclusion in the Company's Proxy Statement and for consideration at its annual meetings of shareholders. To be considered, proposals must be submitted on a timely basis. Proposals for the next Annual Meeting of Shareholders of the Company must be received by the Company no later than December 15, 2003, for inclusion, if proper, in next year's proxy solicitation materials.

GENERAL

The Company will pay all of the costs of preparing, assembling and mailing the form of Proxy, Proxy Statement and other materials which may be sent to the shareholders in connection with this solicitation, as well as any costs of soliciting proxies in the accompanying form. Solicitation will be made by mail, and officers, directors and consultants of the Company may also solicit proxies by telephone, telegraph or personal interview for which they will receive no additional remuneration. The Company expects to request brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to solicit proxies from them. The Company will reimburse such brokers and nominees for their out-of-pocket and reasonable clerical expenses in connection therewith.

WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN

AND RETURN THE ENCLOSED PROXY CARD.
By Order of the Board of Directors, /s/Matthew Heysel Matthew Heysel, Chairman & Chief Executive Officer